UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 9, 2007

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ECOSPHERE TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

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Delaware	000-25663	65-0841549
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

3515 S.E. Lionel Terrace

Stuart, FL 34997

(Address of Principal Executive Offices) (Zip Code)

(772) 287-4846

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Item 2.01 Completion of Acquisition or Disposition of Assets.

Closing of UES Asset Sale

On October 9, 2007, Ecosphere Technologies, Inc., a Delaware corporation (“Ecosphere”) and its wholly-owned subsidiary, UltraStrip Envirobotic Solutions, Inc., a Florida corporation (“UES”) closed the sale of their ship stripping and above ground storage assets to Chariot Robotics, LLC, a Delaware limited liability company (“Chariot”) pursuant to the terms outlined in the Form 8-K filed on October 3, 2007. The consideration received for the purchased assets was: (i) $6,200,000 in cash, (ii) the assumption of liabilities of $1,535,000, and (iii) issuance to Ecosphere of 5% of the limited liability company membership interests of Chariot.

As part of the asset sale, Ecosphere paid $250,000 of Chariot’s closing costs by issuing its affiliates 1,041,666 shares of common stock (at an effective per share price of approximately $0.24). Ecosphere granted demand and piggyback registration costs to the affiliates and piggyback rights to the Holders, defined below, for 9,637,248 shares of common stock and to Heller Capital, as defined below, for 3,333,333 shares of common stock. The Holders and Heller Capital were included since the extra shares are not covered by a current registration statement.

Amendment and Waiver (Debentures and Warrants)

In order to permit Ecosphere to enter into the Agreement with Chariot and not breach a covenant in Ecosphere’s 9% Senior Convertible Debentures (the “Debentures”), the holders of the Debentures (the “Holders”) waived the covenant which would have otherwise precluded the sale of the UES assets. In consideration of the Holders’ waiver, Ecosphere (i) paid the Holders $4,000,000 as a partial prepayment of the Debentures, (ii) reduced the conversion price of the remaining $1,595,000 of Debentures from $0.48 to $0.15, and (iii) reduced the exercise price of $11,372,434 outstanding warrants held by the Holders from $0.48 to $0.15.

Other Reduction and Modification of Indebtedness

In addition to reducing $5,535,000 of indebtedness and trade liabilities described above, Ecosphere has as of or subsequent to October 9, 2007, paid $643,573 to Robert Barratta, $300,000 to Heller Capital Investments and $403,864 to other note holders. Heller Capital continues to hold a convertible note for $200,000. The conversion price was reduced from $0.48 to $0.15 per share as of October 9th. Additionally, Heller Capital’s 4,000,000 warrants had their exercise price reduced from $0.48 to $0.15 per share as of October 9th.

As of October 9th, Ecosphere has offered other note holders the right to exchange their existing notes (all of which are due) for units consisting of a new one-year 10% convertible note consisting of principal and past due interest convertible at $0.15 per share and one share of unregistered common stock for each dollar of the face value of new notes issued. Additionally, Ecosphere agreed to prepay one year’s interest on the new notes. As of the date of this Report, holders have agreed to accept $807,637 of new notes and 807,637 new shares of common stock. The old notes consisted of $200,000 of 8% non convertible notes, $200,000.00 of 12% notes convertible at $0.48 per share and $207,637 of other obligations including five year obligations to Robotics Investment Group, LLC and a demand note.

Management Compensation Adjustment Plan

In May 2006, Ecosphere senior management entered into the Management Compensation Adjustment Plan in which they agreed to accept reduced salaries in exchange for future commissions from sales including transactions like the UES asset sale. As a result, management was entitled to a total of $773,500 in cash commissions from the UES asset sale. On July 31, 2007, Ecosphere’s Board of Directors granted the management members (with their agreement) the choice of five-year options exercisable at $0.15 per share or common stock outside of the 2006 Equity Incentive Plan. The options or common stock would only vest upon the UES asset sale closing which they did as of October 9th. Each person elected options which are fully exercisable through July 31,

2012 regardless of employment status. The election to accept equity in lieu of cash was made by Ecosphere’s management team in order to conserve available cash funding for Ecosphere’s operations.

As the result of the various reductions of indebtedness and of employment and modifications of employment agreements, Ecosphere’s monthly cash expenses have been reduced by approximately 50%.

Other Management Agreements

Ecosphere’s lack of working capital prevented it from paying its management for an extended period. As of October 12th, Ecosphere paid its senior management approximately $90,000 and continues to owe them approximately $223,000.

Item 3.02 Unregistered Sales of Equity Securities

Ecosphere issued or has agreed to issue shares of unregistered common stock as follows:

Identity	No. of Shares	Consideration
Affiliates of Chariot	1,041,666	Payment of $250,000 of Chariot’s closing costs
Holders of 8% Notes	200,000	Cancellation of 8% notes
Holders of 12% Notes	200,000	Cancellation of 12% Notes
Robotic Investment Group	157,637	Cancellation of Notes
Note holders
Holder of demand Note	50,000	Cancellation of Note
Investor relations firm	200,000	Future service

The shares listed above were issued to the parties listed above in transactions exempt from registration under the Securities Act of 1933. Each party acquired the shares for investment and is believed to be an accredited investor.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers, Compensatory Arrangement of Certain Officers

On October 9, 2007, in connection with the closing of the Chariot asset purchase, Stephen Johnson, president of UES and a director of Ecosphere, and John Odwazny, chief operating officer of UES, resigned their respective positions and their employment with UES and entered into employment agreements with Chariot. Additionally, two other UES employees resigned and became employees of Chariot.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ECOSPHERE TECHNOLOGIES, INC.

By:	/s/ DENNIS MCGUIRE
Dennis McGuire Chief Executive Officer

Date:  October 15, 2007

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